Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to your disclosure of our audit report dated March 20, 2008 as to the years 2007 and 2006 on the consolidated financial statements of Asia Time Corporation as of and for the years ended December 31, 2007, 2006, and 2005, in the Registration Statement of Asia Time Corporation on Form S-1/A (File No. 333-150830).

For the purpose of the aforesaid Form S-1/A, we also consent to the reference of our firm as "Experts" under the 'Experts' caption, which, in so far as applicable to our firm means accounting experts.

Kowloon, Hong Kong November 7, 2008	/s/ Dominic K.F. Chan & Co Dominic K.F. Chan & Co Certified Public Accountants